Exhibit (b)
PERSHING SQUARE USA, LTD.

BY-LAWS
These By-Laws (the “By-Laws”), dated as of July 15, 2024, are made and adopted pursuant to Section 3.11 of the Amended and Restated Agreement and Declaration of Trust of Pershing Square USA, Ltd. (the “Company”), dated as of July 15, 2024, as from time to time amended (hereinafter called the “Declaration”).
All words and terms capitalized in these By-Laws and not defined herein shall have the meaning or meanings set forth for such words or terms in the Declaration.
As used in these By-Laws, the following terms shall have the meaning ascribed to them:
“beneficial owner” of a security shall mean any Person who, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise (A) has or shares: (1) voting power which includes the power to vote, or to direct the voting of, such security; and/or (2) investment power which includes the power to dispose, or to direct the disposition, of such security or (B) owns, controls or holds with power to vote such security. A Person shall be deemed to be the beneficial owner of shares if that Person has the right to acquire beneficial ownership of such shares at any time whether or not within sixty (60) days. “Beneficially own,” “beneficial ownership” and related terms used below shall have correlative meaning.
“By-Laws” shall have the meaning set forth in the Preamble.
“Company” shall have the meaning set forth in the preamble.
“control” shall mean, with respect to a Person, the power to exercise a controlling influence over such Person, which in the case of a company means the power to exercise a controlling influence over the management or policies of such company, unless such power is solely the result of an official position with such company.
“Declaration” shall have the meaning set forth in the Preamble.
“Disclosable Relationship” with respect to another Person means (a) the existence at any time during the current calendar year or at any time within the two most recently completed calendar years of any agreement, arrangement, understanding (whether written or oral) or practice of a Person with such other Person with respect to the Company or Shares, (b) the beneficial ownership of securities of any Person known by such Person to beneficially own Shares, (c) sharing beneficial ownership of any securities with such other Person, (d) being an immediate family member of such other Person, (e) the existence at any time during the current calendar year or at any time within the two most recently completed calendar years of a material business or professional relationship with such other Person or with any Person of which such other Person is a 5% Holder, officer, director, trustee, general partner, manager, managing member or employee or (f) controlling, being controlled by or being under common control with such other Person.
“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.
“immediate family member” shall mean any parent, child, spouse, spouse of a parent, spouse of a child, brother or sister (including step and adoptive relationships).
“Proposed Nominee” shall have the meaning set forth in Section 1.6(a)(iv)(A) of these By-Laws.
“Proposed Nominee Associate” of any Proposed Nominee shall mean any Person who has a Disclosable Relationship with such Proposed Nominee.
“public announcement” shall include disclosure in a press release reported by the Dow Jones News Service, Associated Press or other national news service or in a document publicly filed by the Company with the Securities and Exchange Commission pursuant to Section 13, 14 or 15(d) of the Exchange Act.
“Questionnaire” shall mean the Company’s form of annual trustee questionnaire, as supplemented from time to time, containing questions intended to, among other things, identify and evaluate potential conflicts of interest, obtain information needed to prepare regulatory filings, including registration statements, annual reports and proxy statements, determine whether a Trustee or a trustee nominee is an “interested person” of the Company (as defined in section 2(a)(19) of the Investment Company Act of 1940, the “1940 Act”), update records, and otherwise comply with any applicable laws and regulations.
“Shareholder Associate” of any Shareholder or beneficial owner of Shares shall mean any Person who has a Disclosable Relationship with such Shareholder or beneficial owner.
ARTICLE I

SHAREHOLDER MEETINGS
1.1 Chairperson. The Chairperson, if any, shall act as chairperson at all meetings of the Shareholders; in the Chairperson’s absence, the Trustee or Trustees present at each meeting may elect a chairperson for the meeting, who may be one of themselves.
1.2 Proxies; Voting.
(A) Shareholders may vote either in person or by duly executed proxy and each full share represented at the meeting shall have one vote, all as provided in Article 10 of the Declaration.
(B) Any purported vote of Shareholders at any meeting of Shareholders that does not meet the requirements of applicable state or federal law may be disregarded as invalid if so determined by the Trustees or the chair of such meeting. In such event, such shares may nevertheless be counted for purposes of determining whether or not a quorum is present at such meeting.
(C) Any Shareholder directly or indirectly soliciting proxies from other Shareholders in respect of any proposed nomination or any other proposed business properly submitted in accordance with these By-Laws or under applicable law including Rule 14a-8 of the Exchange Act (or any successor provision of law) must use a proxy card color other than white, which shall be reserved for the exclusive use by the Board of Trustees.
1.3 Fixing Record Dates. For the purpose of determining the Shareholders who are entitled to notice of or to vote or act at any meeting, including any adjournment or postponement thereof, or who are entitled to participate in any dividends, or for any other proper purpose, the Trustees may from time to time, without closing the transfer books, fix a record date in the manner provided in Section 10.3 of the Declaration. If the Trustees do not prior to any meeting of Shareholders so fix a record date or close the transfer books, then the date on which distribution of notice of the meeting is commenced or the date upon which the dividend resolution is adopted, as the case may be, shall be the record date.
1.4 Inspectors of Election. In advance of any meeting of Shareholders, the Trustees may appoint Inspectors of Election to act at the meeting or any adjournment or postponement thereof. If Inspectors of Election are not so appointed, the Chairperson, if any, of any meeting of Shareholders may appoint Inspectors of Election of the meeting. The number of Inspectors of Election shall be either one or three. In case any Person appointed as Inspector of Election fails to appear or fails or refuses to act, the vacancy may be filled by appointment made by the Trustees in advance of the convening of the meeting or at the meeting by the chairperson of the meeting. The Inspectors of Election shall determine the number of Shares outstanding, the Shares represented at the meeting, the existence of a quorum, the authenticity, validity and effect of proxies, shall receive votes, ballots or consents, shall hear and determine all challenges and questions in any way arising in connection with the right to vote, and shall count and tabulate all votes or consents, determine the results, and do such other acts as may be proper to conduct the election or vote with fairness to all Shareholders. If there are three Inspectors of Election, the decision, act or certificate of a majority is effective in all respects as the decision, act or certificate of all. On request of the Chairperson, if any, of the meeting the Inspectors of Election shall make a report in writing of any challenge or question or matter determined by them and shall execute a certificate of any facts found by them.
1.5 Records at Shareholder Meetings. At each meeting of the Shareholders, there shall be made available for inspection at a convenient time and place during normal business hours, if requested by Shareholders for a purpose germane to the meeting, the minutes of the last previous Annual or Special Meeting of Shareholders of the Company and a list of the Shareholders of the Company, as of the record date of the meeting or the date of closing of transfer books, as the case may be. Such list of Shareholders shall contain the name and the address of each Shareholder in alphabetical order and the number of Shares owned by such Shareholder and shall not be required to contain any other information.

1.6 Notice of Shareholder Business and Nominations.
(A) Annual Meetings of Shareholders.
(1) Nominations of individuals for election as a Trustee of the Company and the proposal of other business to be considered by the Shareholders may be made at an annual meeting of Shareholders only as set forth in this Section 1.6, and only:
(a) pursuant to the Company’s notice of meeting (or any supplement thereto) given by or at the direction of the Board of Trustees or any duly authorized committee thereof,
(b) otherwise by or at the direction of the Board of Trustees or any duly authorized committee thereof, or
(c) by any one or more Shareholders of the Company who (i) are each a Shareholder of the Company at the time the notice provided for in this Section 1.6 is delivered to the Secretary of the Company and on the record date for the determination of Shareholders entitled to notice of and to vote at such annual meeting of Shareholders and (ii) comply with the notice procedures set forth in these By-Laws, or
(d) with respect to business other than a nomination, by a Shareholder that has notified the Company of his, her or its intention to present a proposal at the annual meeting in compliance with Rule 14a-8 promulgated under the Exchange Act (or any successor provision of law) and which proposal has been included in a proxy statement that has been prepared by the Company to solicit proxies for such annual meeting of shareholders.
(2) For any nominations or other business to be properly brought before an annual meeting by a Shareholder pursuant to clause (c) of paragraph (A) (1) of this Section 1.6, the Shareholder must have given timely notice thereof in proper written form to the Secretary of the Company and any such proposed business (other than the nominations of individuals for election to the Company) must constitute a proper matter for Shareholder action.
(3) To be timely, a Shareholder’s notice shall be delivered to the Secretary of the Company at the principal executive offices of the Company not later than the close of business on the one hundred twentieth (120th) day, nor earlier than the close of business on the one hundred fiftieth (150th) day, prior to the first anniversary of the preceding year’s annual meeting. In the event, however, that the date of the annual meeting is more than thirty (30) days before or more than seventy (70) days after such anniversary date, notice by the Shareholder must be so delivered not earlier than the close of business on the one hundred fiftieth (150th) day prior to such annual meeting and not later than the close of business on the later of the one hundred twentieth (120th) day prior to such annual meeting or the tenth (10th) day following the day on which public announcement of the date of such meeting is first made by the Company. In no event shall the public announcement or announcement at the meeting of an adjournment or postponement of an annual meeting commence a new time period (or extend any time period) for the giving of a Shareholder’s notice as described above.
(4) To be in proper written form, such Shareholder’s notice shall set forth:
(a) as to each individual whom the Shareholder proposes to nominate for election as a Trustee (a “Proposed Nominee”) and each Proposed Nominee Associate of such Proposed Nominee:
(i) the name, age, business address and residence address of such Proposed Nominee and each Proposed Nominee Associate of such Proposed Nominee,
(ii) the principal occupation or employment of such Proposed Nominee during the past five years,
(iii) other directorships, trusteeships or comparable positions held during the past five years,
(iv) the class or series and number of Shares which are owned beneficially and of record by such Proposed Nominee and each Proposed Nominee Associate of such Proposed Nominee,

(v) the name of each nominee holder of Shares owned beneficially but not of record by such Proposed Nominee and each Proposed Nominee Associate of such Proposed Nominee, and the number of such Shares held by each such nominee holder,
(vi) a description of any agreement, arrangement or understanding, whether written or oral (including any derivative or short positions, profit interests, options, warrants, stock appreciation or similar rights, hedging transactions, and borrowed or loaned shares), that has been entered into as of the date of the Shareholder’s notice by, or on behalf of, such Proposed Nominee and each Proposed Nominee Associate of such Proposed Nominee, the effect or intent of which is to mitigate loss to, manage risk or benefit of share price changes for, or increase or decrease the voting power of, such Proposed Nominee and each Proposed Nominee Associate of such Proposed Nominee, with respect to Shares of the Company,
(vii) a description of all agreements, arrangements, or understandings (whether written or oral) between such Proposed Nominee and any Proposed Nominee Associate of such Proposed Nominee related to, and any material interest of such Proposed Nominee Associate in, such nomination, including any anticipated material benefit therefrom to such Proposed Nominee Associate,
(viii) a description of all agreements, arrangements, or understandings (whether written or oral) between such Proposed Nominee or any Proposed Nominee Associate of such Proposed Nominee and the nominating Shareholder or any Shareholder Associate of such nominating Shareholder related to such nomination, including with respect to the voting of any matters to come before the Board of Trustees or any anticipated material benefit therefrom to the Proposed Nominee of any Proposed Nominee Associate of such Proposed Nominee,
(ix) a description of all commercial and professional relationships and transactions between or among such Proposed Nominee or any Proposed Nominee Associate, and any other Person or Persons known to such Proposed Nominee or Proposed Nominee Associate to have a material interest in such nomination,
(x) a representation as to whether such Proposed Nominee is an “interested person” of the Company, as defined under Section 2(a)(19) of the 1940 Act together with information regarding such individual that is sufficient, in the discretion of the Board of Trustees or any committee thereof, to examine such representation,
(xi) a representation as to whether such Proposed Nominee meets all applicable legal requirements relevant to service as a Trustee, including, but not limited to, the rules adopted by the principal listing exchange (if any) upon which Shares are listed, Rule 10A-3 under the Exchange Act, Article 2-01 of Regulation S-X under the Exchange Act (17 C.F.R. § 210.2-01) (with respect to the Company’s independent registered public accounting firm) and any other criteria established by the 1940 Act related to service as a director/trustee of a management investment company or the permitted composition of the board of directors/trustees of a management investment company,
(xii) a representation that the Proposed Nominee satisfies the Trustee qualifications as set out in these By-Laws, and
(xiii) any other information relating to the Proposed Nominee that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of Trustees in a solicitation subject to Rule 14A under the Exchange Act, whether or not the Shareholder submitting the notice intends to deliver a proxy statement or solicit proxies and whether or not an election contest is involved;
(b) as to any other business that the Shareholder proposes to bring before the annual meeting, a brief description of the business desired to be brought before the annual meeting, the text of the proposal or business (including the text of any resolutions proposed for consideration), the reasons for conducting such business at the annual meeting and any material interest in such business of such Shareholder and the beneficial owner, if any, on whose behalf the proposal is made; and

(c) as to the Shareholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made:
(i) the name and address of such Shareholder, as they appear on the Company’s books, and of such beneficial owner,
(ii) the class or series and number of Shares which are owned beneficially and of record by such Shareholder and such beneficial owner and their respective Shareholder Associates,
(iii) the name of each nominee holder of Shares owned beneficially but not of record by such Shareholder and such beneficial owner and their respective Shareholder Associates, and the number of such Shares held by each such nominee holder,
(iv) a description of any agreement, arrangement or understanding (whether written or oral) with respect to the nomination or proposal between or among such Shareholder and such beneficial owner, any of their respective Shareholder Associates, and any other Person or Persons (including their names) and any material interest of such Person or any Shareholder Associate of such Person, in the matter that is the subject of such notice, including any anticipated material benefit therefrom to such Person, or any Shareholder Associate of such Person,
(v) a description of any agreement, arrangement or understanding, whether written or oral (including any derivative or short positions, profit interests, options, warrants, stock appreciation or similar rights, hedging transactions, and borrowed or loaned shares), that has been entered into as of the date of the Shareholder’s notice by, or on behalf of, such Shareholder and such beneficial owners or their respective Shareholder Associates, the effect or intent of which is to mitigate loss to, manage risk or benefit of share price changes for, or increase or decrease the voting power of, such Shareholder or such beneficial owner or their respective Shareholder Associates, with respect to Shares of the Company,
(vi) a description of all commercial and professional relationships and transactions between or among such Shareholder and such beneficial owners or their respective Shareholder Associates, and any other Person or Persons known to such Shareholder and such beneficial owners or their respective Shareholders Associate to have a material interest in the matter that is the subject of such notice,
(vii) a representation that the Shareholder is a holder of record of Shares of the Company entitled to vote at such annual meeting and intends to appear in person or by proxy at the annual meeting to propose such business or nomination,
(viii) a representation whether the Shareholder or the beneficial owner, if any, intends or is part of a group which intends (a) to deliver a proxy statement and/or form of proxy to holders of at least the percentage of the Company’s outstanding Shares required to approve or adopt the proposal or elect the nominee and/or (b) otherwise to solicit proxies from Shareholders in support of such proposal or nomination, and
(ix) any other information relating to such Shareholder and such beneficial owner that would be required to be disclosed in a proxy statement or other filing required to be made in connection with the solicitation of proxies by such Person with respect to the proposed business to be brought by such Person before the annual meeting pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder, whether or not such Person intends to deliver a proxy statement or solicit proxies.
(5) The Company may require any Proposed Nominee and/or any Shareholder of record nominating such Proposed Nominee to furnish such other information as it may reasonably request regarding any such Proposed Nominee and/or any such Shareholder of record nominating such Proposed Nominee, and such other information shall be received by the Secretary at the principal executive offices of the Company not later than seven (7) calendar days after the first request by or on behalf of the Board of Trustees for such other information was sent to such Shareholder of record, group of Shareholders of record or Proposed Nominee. Any request for any such other information that is not answered in a reasonably complete, accurate, diligent and good faith manner, or that is not timely received by the Company in accordance with this Section 1.6(A)(5), will render the nomination ineffective for failure to satisfy the requirements of these By-Laws. If the same request for such other information is sent to multiple Persons, then the earliest such date and time on which such request for information was sent shall apply for the purpose of determining compliance with this Section 1.6(A)(5).
(6) The Company shall require any Proposed Nominee or any individual nominated by the current Trustees for election as a Trustee to complete and duly execute the Questionnaire; any Questionnaire that is not completed in a reasonably complete, diligent, accurate and good faith manner as determined by the Board of Trustees, or that is not duly executed and received by the Secretary of the Company at the principal executive offices of the Company not later than seven (7) calendar days after the Board of Trustees or its designee first sends the Questionnaire to such Proposed Nominee or any Shareholder(s) of record nominating such Proposed Nominee, will render the nomination ineffective for failure to satisfy the requirements of these By-Laws. If the Questionnaire is sent to multiple Persons, then the earliest such date and time on which the Questionnaire was sent shall apply for the purpose of determining compliance with this Section 1.6(A)(6).
(7) A Shareholder providing notice of any nomination or other business proposed to be brought before an annual meeting of shareholders shall further update and supplement such notice, if necessary, so that the information provided or required to be provided in such notice pursuant to Section 1.6(A)(4) shall be true and correct as of the record date for determining the Shareholders entitled to receive notice of the annual meeting of Shareholders and such update and supplement shall be received by the Secretary at the principal executive offices of the Company not later than seven (7) calendar days after the record date for determining the Shareholders entitled to receive notice of the annual meeting of Shareholders.
(8) If information submitted pursuant to this Section 1.6 by any Shareholder or Proposed Nominee shall be or become inaccurate in any way, such information shall be deemed not to have been provided in accordance with this Section 1.6. Any such Shareholder or Proposed Nominee shall notify the Company in writing of any inaccuracy or change and update such information to cause it to be complete and accurate, within seven (7) calendar days of becoming aware of such inaccuracy. If a Shareholder or Proposed Nominee fails to provide such written notification and update within such period, the information that was or becomes inaccurate shall be deemed not to have been provided in accordance with this Section 1.6 and, accordingly, will render the nomination ineffective for failure to satisfy the requirements of these By-Laws. Upon written request by the Secretary of the Company or the Board of Trustees, any such Shareholder or Proposed Nominee shall provide, within seven (7) calendar days of the sending of such request (or such other period as may be specified in such request), (A) written verification, satisfactory, in the discretion of the Board of Trustees or any authorized officer of the Company, to demonstrate the accuracy of any information submitted by the Shareholder or Proposed Nominee pursuant to this Section 1.6, and (B) a written update of any information (including, if requested by the Company, written confirmation by such Shareholder that it continues to intend to bring such nomination) submitted by the Shareholder or the Proposed Nominee pursuant to this Section 1.6 as of an earlier date. If a Shareholder or Proposed Nominee fails to provide such written verification or written update within such period, the information as to which written verification or a written update was requested shall be deemed not to have been provided in accordance with this Section 1.6 and, accordingly, will render the nomination ineffective for failure to satisfy the requirements of these By-Laws.
(9) The foregoing notice requirements of this Section 1.6 shall be deemed satisfied by a Shareholder with respect to business other than a nomination if the Shareholder has notified the Company of his, her or its intention to present a proposal at an annual meeting in compliance with Rule 14a-8 promulgated under the Exchange Act (or any successor provision of law) and such Shareholder’s proposal has been included in a proxy statement that has been prepared by the Company to solicit proxies for such annual meeting.
(10) Notwithstanding anything in paragraph (A)(3) of this Section 1.6 to the contrary, in the event that the number of Trustees to be elected to the Board of Trustees of the Company is increased effective at the annual meeting and there is no public announcement by the Company naming the nominees for the additional trusteeships at least one hundred (100) days prior to the first anniversary of the preceding year’s annual meeting, a Shareholder’s notice required by this Section 1.6 shall also be considered timely, but only with respect to nominees for the additional trusteeships, if it shall be delivered to the Secretary of the Company at the principal executive offices of the Company not later than the close of business on the tenth (10th) day following the day on which such public announcement is first made by the Company. In no event, however, shall any Shareholder be entitled to nominate more Proposed Nominees under this Section 1.6 than the number of Trustees to be elected at any meeting.
(B) Special Meetings of Shareholders.
(1) Special meetings of Shareholders shall be called only as contemplated by Section 10.1 of the Declaration.
(2) Only such business shall be conducted at a special meeting of Shareholders as shall have been brought before the meeting pursuant to the Company’s notice of meeting (or any supplement thereto) given by or at the direction of the Board of Trustees or any duly authorized committee thereof.
(C) General.
(1) Only such individuals who are nominated in accordance with the procedures set forth in this Section 1.6 shall be eligible to be elected at an annual or special meeting of Shareholders of the Company to serve as Trustees and only such business shall be conducted at a meeting of Shareholders as shall have been brought before the meeting in accordance with the procedures set forth in this Section 1.6. If the chair of an annual or special meeting determines that business was not properly brought before the meeting in accordance with this Section 1.6, the chair shall declare to the meeting that the business was not properly brought before the meeting and such business shall not be transacted at the meeting. Nothing contained in this Section 1.6 of this Article I shall be deemed to affect any rights of shareholders to request inclusion of proposals in the Fund’s proxy statement pursuant to Rule 14a-8 under the Exchange Act (or any successor provision of law).
(2) If the Shareholders of any class or series of Shares are entitled separately to elect one or more Trustees, only such Persons who are holders of record of such class or series of Shares (i) at the time notice is provided pursuant to this Section 1.6 and (ii) on the record date for the determination of Shareholders entitled to notice of and to vote at such annual meeting of Shareholders shall be entitled to nominate individuals for election as a Trustee by such class or series of Shares voting separately.
(3) Notwithstanding the foregoing provisions of this Section 1.6, unless otherwise required by law, if the Shareholder (or a qualified representative of the Shareholder) does not appear at the annual meeting of Shareholders of the Company to present a nomination or proposed business, such nomination shall be disregarded and such proposed business shall not be transacted, notwithstanding that proxies in respect of such vote may have been received by the Company. For purposes of this Section 1.6, to be considered a qualified representative of the Shareholder, a Person must be a duly authorized officer, manager or partner of such Shareholder or must be authorized by a writing executed by such Shareholder delivered by such Shareholder to act for such Shareholder as proxy at the meeting of Shareholders and such Person must produce such writing at the meeting of Shareholders.
(4) Notwithstanding the foregoing provisions of this Section 1.6, a Shareholder shall also comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth in this Section 1.6; provided, however, that any references in these By-laws to the Exchange Act or the rules promulgated thereunder are not intended to and shall not limit any requirements applicable to nominations or proposals as to any other business to be considered pursuant to this Section 1.6, and compliance with paragraphs (A) and (B) of this Section 1.6 shall be the exclusive means for a Shareholder to make nominations or submit other business (other than, as provided in paragraph 1.6(A)(10), matters brought properly under and in compliance with Rule 14a-8 of the Exchange Act (or any successor provision of law)).
(5) A notice of one or more Shareholders making a nomination pursuant to Section 1.6(A)(1)(c) shall be accompanied by a:
(a) signed statement of each Shareholder giving the notice certifying that (1) all information contained in the notice is true and complete in all respects, (2) the notice complies with this Section 1.6, and (3) such Shareholder will continue to hold all Shares referenced in Section 1.6(A)(1)(c) through and including the time of the annual meeting (including any adjournment or postponement thereof); and

(b) signed certificate of each Proposed Nominee (1) certifying that the information contained in the notice regarding such Proposed Nominee and any Proposed Nominee Associate is true and complete and complies with this Section 1.6 and (2) consenting to being named in the Shareholder’s proxy statement and accompanying proxy card as a nominee and to serving as a Trustee if elected.
(c) All judgments and determinations made by the Board of Trustees or the chairperson of the meeting, as applicable, under this Section 1.6 (including, without limitation, judgments as to whether any matter or thing is satisfactory to the Board of Trustees and determinations as to the propriety of a proposed nomination or a proposal of other business for consideration by Shareholders) shall be final and binding unless determined by a court of competent jurisdiction to have been made in bad faith.
(d) Notwithstanding anything in these By-Laws to the contrary, no business, including nominations, shall be conducted at any annual or special meeting except in accordance with the procedures set forth in this Section 1.6. The chairperson of the annual or special meeting shall, if the facts warrant, determine and declare to the meeting that business was not properly brought before the meeting in accordance with the provisions of this Section 1.6, and, if the chairperson should determine, the chairperson shall so declare to the meeting that any such business not properly brought before the meeting shall not be considered or transacted.
1.7 Special Shareholders Meetings.
(A) Special meetings of Shareholders may be called in accordance with Section 10.1 of the Declaration. Only such business shall be conducted at a special meeting as shall be specified in the notice of meeting (or any supplement thereto). In fixing a date for any special meeting, the Board of Trustees (or any duly authorized committee thereof) may consider such factors as it deems relevant, including, without limitation, the nature of the matters to be considered, the facts and circumstances surrounding any request for the meeting and any plan of the Board of Trustees to call an annual meeting or a special meeting.
(B) No business shall be conducted at a special meeting of Shareholders except business brought before any such meeting in accordance with the procedures set forth in this Section 1.7 and in compliance with Section 10.1 of the Declaration. If the chairperson of a special meeting determines that business was not properly brought before such meeting in accordance with the foregoing procedures, the chair shall declare to the meeting that the business was not properly brought before the meeting and such business shall not be transacted.
(C) Nothing contained in this Section 1.7 shall be deemed to affect any rights of Shareholders to request inclusion of proposals in the Company’s proxy statement pursuant to Rule 14a-8 under the Exchange Act (or any successor provision of law).
1.8 Conduct of Meetings.
(A) Every meeting of Shareholders shall be conducted by the chairperson of the meeting. The Secretary, or, in the Secretary’s absence, an Assistant Secretary, or, in the absence of both the Secretary and Assistant Secretaries, an individual appointed by the Board of Trustees or, in the absence of such appointment, an individual appointed by the chairperson of the meeting shall act as secretary of the meeting.
(B) Except as otherwise provided by law, the chairperson of the meeting shall have the power and duty:
(1) to determine whether a nomination or any business proposed to be brought before the meeting was made or proposed, as the case may be, in accordance with the procedures set forth in this Section 1.8 (including whether the Shareholder or beneficial owner, if any, on whose behalf the nomination or proposal is made solicited (or is part of a group which solicited) or did not so solicit, as the case may be, proxies in support of such Shareholder’s nominee or proposal in compliance with such Shareholder’s representation as required by clause (A)(4)(c)(viii) of Section 1.6), and
(2) if any proposed nomination or business was not made or proposed in compliance with Section 1.6, to declare that such nomination shall be disregarded or that such proposed business shall not be transacted; provided, however, that such nomination or such proposed business shall not be presumed to be valid in the absence of such a declaration.

(3) The Board of Trustees may adopt by resolution such rules and regulations for the conduct of any meeting of the Shareholders as it shall deem appropriate. Except to the extent inconsistent with such rules and regulations as adopted by the Board of Trustees, the chairperson of any meeting of Shareholders shall have the right and authority to prescribe such rules, regulations and procedures and to do all such acts as, in the judgment of such chair, are appropriate for the proper conduct of the meeting. Such rules, regulations or procedures, whether adopted by the Board of Trustees or prescribed by the chairperson of the meeting, may include, without limitation, the following: (a) the establishment of an agenda or order of business for the meeting; (b) the determination of when the polls shall open and close for any given matter to be voted on at the meeting; (c) rules and procedures for maintaining order at the meeting and the safety of those present; (d) limitations on attendance at and participation in the meeting to Shareholders, their duly authorized and constituted proxies or such other Persons as the chair of the meeting shall determine; (e) restrictions on entry to the meeting after the time fixed for the commencement thereof; (f) limitations on the time allotted to questions or comments by Shareholders; and (g) the extent to which, if any, other participants are permitted to speak.
1.9 Adjourned Meeting. Subject to the requirements of Section 10.3 of the Declaration, any meeting of Shareholders, whether or not a quorum is present, may be adjourned from time to time by: (a) the vote of the majority of the Shares represented at that meeting, either in person or by proxy; or (b) in his or her discretion by the chairperson of the meeting. At any reconvened meeting, any business may be transacted which might have been transacted at the original meeting.
1.10 Meetings by Remote Communications. Notwithstanding anything to the contrary in these By-Laws, the Trustees or a committee of the Board of Trustees or Chief Executive Officer, Vice-President (if any), Chief Financial Officer or Secretary of the Company may determine at any time, including, without limitation, after the calling of any meeting of Shareholders, that any meeting of Shareholders be held solely by means of remote communication or both at a physical location and by means of remote communication. If the Trustees or a committee of the Board of Trustees or the Chief Executive Officer, Vice-President, Chief Financial Officer or Secretary of the Company shall determine that any meeting of Shareholders be held solely by means of remote communication or both at a physical location and by means of remote communication, subject to such guidelines and procedures as the Trustees or such committee or such officer may adopt, Shareholders and proxyholders not physically present at a meeting of Shareholders may, by means of remote communication: (a) participate in a meeting of Shareholders; and (b) be deemed present in person and vote at a meeting of Shareholders whether such meeting is to be held at a designated place or solely by means of remote communication, provided that: (i) the Company shall implement such measures as the Board of Trustees deem to be reasonable (A) to verify that each person deemed present and permitted to vote at the meeting by means of remote communication is a Shareholder or proxyholder; and (B) to provide such Shareholders and proxyholders a reasonable opportunity to participate in the meeting and to vote on matters submitted to the Shareholders; and (ii) if any Shareholder or proxyholder votes or takes other action at the meeting by means of remote communication, a record of such vote or other action shall be maintained by the Company.
ARTICLE II

TRUSTEES
2.1 Annual and Regular Meetings. Meetings of the Trustees shall be held from time to time upon the call of the Chairperson, if any, the Chief Executive Officer, the Secretary or any two Trustees. Regular meetings of the Trustees shall generally be held quarterly and may be held with notice given in accordance with Section 2.5 of the Declaration, except as may be required by the 1940 Act. Neither the business to be transacted at, nor the purpose of, any meeting of the Board of Trustees need be stated in the notice or waiver of notice of such meeting, and no notice need be given of action proposed to be taken by written consent.
2.2 Chairperson. The Board of Trustees may elect from among its members a Chairperson of the Board who shall at all times be a trustee of the Company. The Chairperson of the Board shall preside over all meetings of the Board of Trustees and shall have such other responsibilities in furthering the Board’s functions as may be prescribed from time to time by resolution of the Board. The Chairperson of the Board, if any, shall, if present, preside at all meetings of the Shareholders and of the Trustees and shall exercise and perform such other powers and duties as may be from time to time assigned by the Trustees. In absence of a chairperson, the Trustees present shall elect one of their number to act as temporary chairperson to preside over a meeting of the Trustees. The Chairperson of the Board, if any, shall be elected by the Board of Trustees to hold office until his or her successor shall have been duly elected and shall have qualified, or until his or her death, or until he or she shall have resigned, or have been removed, as herein provided in these By-Laws. Each Trustee, including the Chairperson of the Board, if any, shall have one vote.
The Chairperson of the Board, if any, may resign at any time by giving written notice of resignation to the Board of Trustees. Any such resignation shall take effect at the time specified therein or, if the time when it shall become effective shall not be specified therein, immediately upon its receipt; and, unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective. The Chairperson of the Board, if any, may be removed as Chairperson of the Board of Trustees by the Board of Trustees with or without cause at any time.
2.3 Records. The results of all actions taken at a meeting of the Trustees, or by unanimous written consent of the Trustees, shall be recorded by the secretary of the meeting appointed by the Board of Trustees.
2.4 Standard of Care. It shall be understood that each Trustee, including the Chairperson of the Board of the Company or any chairperson or member of any committee of the Board created herein or by the Board of Trustees shall have the same level of responsibility to the Company required of his or her being a Trustee, regardless of (a) any other position held with the Company, (b) the Trustee’s individual training or expertise and (c) the role performed by the Trustee on behalf of the Company in his or her capacity as Trustee even if such role requires the Trustee to possess specific or unique qualifications under applicable law or regulation. The Chairperson of the Board of the Company or any chairperson or member of any committee of the Board created herein or by the Board of Trustees shall serve in such capacity for the Board of Trustees and does not serve in such capacity as an officer of the Company.
2.5 Compensation. The Trustees shall have power to pay reasonable compensation from the funds of the Company to themselves as Trustees. The Trustees shall fix the compensation (if any) of all officers of the Company, employees of the Company (if any), and the Trustees. The Trustees may pay themselves such compensation for special services, including legal, underwriting, syndicating and brokerage services, as they in good faith may deem reasonable and reimbursement for expenses reasonably incurred by themselves on behalf of the Company. Nothing herein contained shall be construed to preclude any Trustees from serving the Company in any other capacity and receiving compensation therefor.
2.6 Indemnification. In accordance with Section 5.2(d) of the Declaration, the rights accruing to any indemnitee under the provisions of Section 5.2 of the Declaration shall not exclude any other right which any person may have or hereafter acquire under the Declaration, these By-Laws, any statute, agreement, vote of stockholders or Trustees who are “disinterested persons” (as defined in Section 2(a)(19) of the 1940 Act) or any other right to which he or she may be lawfully entitled. For the avoidance of doubt, to the extent the Company enters into a written agreement with any Trustee to indemnify such Trustee, any indemnification of such Trustee by the Company shall be governed by the terms of such written agreement, including with respect to determinations required, applicable presumptions and burden of proof with respect to such Trustee’s entitlement to indemnification and/or advancement of expenses.
2.7 Governance. The Board of Trustees may from time to time require all its members and any Proposed Nominee to agree in writing as to matters of corporate governance, business ethics and confidentiality while such Persons serve as a Trustee, such agreement to be on the terms of, and in a form determined satisfactory by, the Board of Trustees, as amended and supplemented from time to time in the discretion of the Board of Trustees.
2.8 Ratification. The Board of Trustees or the Shareholders may ratify any action or inaction by the Company or its officers to the extent that the Board of Trustees or the Shareholders could have originally authorized the matter and, if so ratified, such action or inaction shall have the same force and effect as if originally duly authorized, and such ratification shall be binding upon the Company and its Shareholders. Any action or inaction questioned in any proceeding on the ground of lack of authority, defective or irregular execution, adverse interest of a director, officer or stockholder, non-disclosure, miscomputation, the application of improper principles or practices of accounting, or otherwise, may be ratified, before or after judgment, by the Board of Trustees or by the Shareholders, and such ratification shall constitute a bar to any claim or execution of any judgment in respect of such questioned action or inaction.

ARTICLE III

OFFICERS
3.1 Officers of the Company. The officers of the Company shall consist of a Chief Executive Officer, a Secretary, a Chief Financial Officer, a Chief Compliance Officer and such other officers or assistant officers as may be elected or authorized by the Trustees, including any Vice Presidents. Any two or more of the offices may be held by the same Person, except that the same Person may not be both Chief Executive Officer and Secretary. No officer of the Company need be a Trustee.
3.2 Election and Tenure. At the initial organization meeting, the Trustees shall elect the Chief Executive Officer, Chief Financial Officer, Secretary, Chief Compliance Officer and such other officers as the Trustees shall deem necessary or appropriate in order to carry out the business of the Company. Such officers shall serve at the pleasure of the Trustees or until their successors have been duly elected and qualified. The Trustees may fill any vacancy in office or add any additional officers at any time.
3.3 Removal of Officers. Any officer may be removed at any time, with or without cause, by action of a majority of the Trustees. This provision shall not prevent the making of a contract of employment for a definite term with any officer and shall have no effect upon any cause of action which any officer may have as a result of removal in breach of a contract of employment. Any officer may resign at any time by notice in writing signed by such officer and delivered or mailed to the Chairperson of the Board, Chief Executive Officer, or Secretary, and such resignation shall take effect immediately upon receipt by the Chairperson of the Board, Chief Executive Officer, or Secretary, or at a later date according to the terms of such notice in writing.
3.4 Bonds and Surety. Any officer may be required by the Trustees to be bonded for the faithful performance of such officer’s duties in such amount and with such sureties as the Trustees may determine.
3.5 Chief Executive Officer and Vice-Presidents. Subject to such supervisory powers, if any, as may be given by the Trustees to the Chairperson, if any, the Chief Executive Officer shall be the chief executive officer of the Company and, subject to the control of the Trustees, shall have general supervision, direction and control of the business of the Company and of its employees and shall exercise such general powers of management as are usually vested in the office of Chief Executive Officer or president of a corporation. Subject to the direction of the Trustees, the Chief Executive Officer shall have power in the name and on behalf of the Company to execute any and all loans, documents, contracts, agreements, deeds, mortgages, registration statements, applications, requests, filings and other instruments in writing, and to employ and discharge employees and agents of the Company. Unless otherwise directed by the Trustees, the Chief Executive Officer shall have full authority and power, on behalf of all of the Trustees, to attend and to act and to vote, on behalf of the Company at any meetings of business organizations in which the Company holds an interest, or to confer such powers upon any other Persons, by executing any proxies duly authorizing such Persons. The Chief Executive Officer shall have such further authorities and duties as the Trustees shall from time to time determine.
In the absence or disability of the Chief Executive Officer, any Vice-President designated by the Trustees shall perform all of the duties of the Chief Executive Officer, and when so acting shall have all the powers of and be subject to all of the restrictions upon the Chief Executive Officer. Subject to the direction of the Trustees, and of the Chief Executive Officer, such Vice-President shall have the power in the name and on behalf of the Company to execute any and all instruments in writing, and, in addition, shall have such other duties and powers as shall be designated from time to time by the Trustees or by the Chief Executive Officer.
3.6 Secretary. The Secretary shall maintain the minutes of all meetings of, and record all votes of, Shareholders, Trustees and the committees of the Board, if any. The Secretary shall be custodian of the seal of the Company, if any, and the Secretary (and any other Person so authorized by the Trustees) shall affix the seal, or if permitted, facsimile thereof, to any instrument executed by the Company which would be sealed by a Delaware business corporation executing the same or a similar instrument and shall attest the seal and the signature or signatures of the officer or officers executing such instrument on behalf of the Company. The Secretary shall also perform any other duties commonly incident to such office in a Delaware business corporation, and shall have such other authorities and duties as the Trustees shall from time to time determine.
3.7 Chief Financial Officer. Except as otherwise directed by the Trustees, the Chief Financial Officer shall have the general supervision of the monies, funds, securities, notes receivable and other valuable papers and documents of the Company, and shall have and exercise under the supervision of the Trustees and of the Chief Executive Officer

all powers and duties normally incident to the office. The Chief Financial Officer may endorse for deposit or collection all notes, checks and other instruments payable to the Company or to its order. The Chief Financial Officer shall deposit all funds of the Company in such depositories as the Trustees shall designate. The Chief Financial Officer shall be responsible for such disbursement of the funds of the Company as may be ordered by the Trustees or the Chief Executive Officer. The Chief Financial Officer shall keep accurate account of the books of the Company’s transactions which shall be the property of the Company, and which together with all other property of the Company in the Chief Financial Officer’s possession, shall be subject at all times to the inspection and control of the Trustees. Unless the Trustees shall otherwise determine, the Chief Financial Officer shall be the principal accounting officer of the Company and shall also be the principal financial officer of the Company. The Chief Financial Officer shall have such other duties and authorities as the Trustees shall from time to time determine. Notwithstanding anything to the contrary herein contained, the Trustees may authorize any adviser, administrator, manager or transfer agent to maintain bank accounts and deposit and disburse funds of any series of the Company on behalf of such series.
3.8 Chief Compliance Officer. The Board shall designate a chief compliance officer to the extent required by, and consistent with the requirements of, the 1940 Act. The chief compliance officer, who shall also serve as the anti-money laundering officer and subject to the direction of, and reporting to, the Board, shall be responsible for the oversight of the Company’s compliance with the U.S. federal securities laws and other applicable regulatory requirements. The designation, compensation and removal of the chief compliance officer must be approved by the Board, including a majority of the Trustees who are “disinterested persons” (as defined in Section 2(a)(19) of the 1940 Act). The chief compliance officer shall perform such executive, supervisory and management functions and duties as may be assigned to him or her from time to time by the Board or the Chief Executive Officer.
3.9 Other Officers and Duties. The Trustees may elect such other officers and assistant officers as they shall from time to time determine to be necessary or desirable in order to conduct the business of the Company. Assistant officers shall act generally in the absence of the officer whom they assist and shall assist that officer in the duties of the office. Each officer, employee and agent of the Company shall have such other duties and authority as may be conferred upon such Person by the Trustees or delegated to such Person by the Chief Executive Officer.
ARTICLE IV

MISCELLANEOUS
4.1 Custodians. In accordance with Section 7.1 of the Declaration, the funds of the Company shall be deposited in such custodians as the Trustees shall designate and shall be drawn out on checks, drafts or other orders signed by such officer, officers, agent or agents (including the adviser, administrator or manager), as the Trustees may from time to time authorize.
4.2 Signatures. All contracts and other instruments shall be executed on behalf of the Company by its properly authorized officers, agent or agents, as provided in the Declaration or By-laws or as the Trustees may from time to time by resolution provide.
4.3 Seal. The Company is not required to have any seal, and the adoption or use of a seal shall be purely ornamental and be of no legal effect. The seal, if any, of the Company may be affixed to any instrument, and the seal and its attestation may be lithographed, engraved or otherwise printed on any document with the same force and effect as if it had been imprinted and affixed manually in the same manner and with the same force and effect as if done by a Delaware business corporation. The presence or absence of a seal shall have no effect on the validity, enforceability or binding nature of any document or instrument that is otherwise duly authorized, executed and delivered.
4.4 Governing Law. These By-Laws and the rights of all parties and the validity and construction of every provision hereof shall be subject to and construed according to the laws of the state of Delaware, although such law shall not be viewed as limiting the powers otherwise granted to the Trustees hereunder and any ambiguity shall be viewed in favor of such powers.
4.5 Provisions in Conflict with Law or Regulation.
(A) The provisions of these By-Laws are severable, and if the Trustees shall determine, with the advice of counsel, that any of such provisions are in conflict with the 1940 Act, the regulated investment company provisions of the Code or with other applicable binding laws and regulations, the conflicting provision shall be deemed never to have constituted a part of these By-Laws; provided, however, that such determination shall not affect any of the remaining provisions of these By-Laws or render invalid or improper any action taken or omitted prior to such determination.
(B) If any provision of these By-Laws shall be held invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall attach only to such provision in such jurisdiction and shall not in any manner affect such provision in any other jurisdiction or any other provision of these By-Laws in any jurisdiction.
ARTICLE V

STOCK TRANSFERS
5.1 Transfer Agents, Registrars and the Like. As provided in Section 6.7 of the Declaration, the Trustees shall have authority to employ and compensate such transfer agents and registrars with respect to the Shares of the Company as the Trustees shall deem necessary or desirable. In addition, the Trustees shall have power to employ and compensate such dividend disbursing agents, warrant agents and agents for the reinvestment of dividends as they shall deem necessary or desirable. Any of such agents shall have such power and authority as is delegated to any of them by the Trustees.
5.2 Transfer of Shares. The Shares of the Company shall be transferable on the books of the Company only upon delivery to the Trustees or a transfer agent of the Company of proper documentation as provided in Section 6.8 of the Declaration. The Company, or its transfer agents, shall be authorized to refuse any transfer unless and until presentation of such evidence as may be reasonably required to show that the requested transfer is proper.
5.3 Registered Shareholders. The Company may deem and treat the holder of record of any Shares as the absolute owner thereof for all purposes and shall not be required to take any notice of any right or claim of right of any other Person.
ARTICLE VI

AMENDMENT OF BY-LAWS
6.1 Amendment and Repeal of By-Laws. In accordance with Section 3.11 of the Declaration, the Trustees shall have the exclusive power to amend or repeal the By-Laws or adopt new By-Laws at any time. Action by the Trustees with respect to the By-Laws shall be taken by an affirmative vote of a majority of the Trustees. The Trustees shall in no event adopt By-Laws which are in conflict with the Declaration, and any apparent inconsistency shall be construed in favor of the related provisions in the Declaration.